EX-99.1 IDEX Corporation Names Allison Lausas as Interim Chief Financial Officer NORTHBROOK, IL (August 30, 2023) – IDEX Corporation (NYSE:IEX) announced today the appointment of Allison S. Lausas as interim Chief Financial Officer of the company, following the resignation of Senior Vice President and Chief Financial Officer William K. Grogan who is leaving IDEX to pursue a new professional opportunity. Both changes are effective September 15, 2023. Ms. Lausas joined IDEX two years ago as Vice President and Chief Accounting Officer, and she will continue to serve in the role as well during this interim period. Prior to joining the company, from 2011 to 2021, Ms. Lausas held positions of increasing responsibility at SunCoke Energy, Inc., including most recently as interim Senior Vice President, Chief Financial Officer and Controller. Earlier in her career, she worked for KPMG for nine years, where she developed an extensive business and accounting background. Ms. Lausas received her Bachelor of Science degree in Accountancy, Master of Accounting Science and MBA from Northern Illinois University and is a certified public accountant. “I have great confidence in Allison’s expertise to lead our financial functions during this interim period. She has made great contributions in her time with IDEX, and we are fortunate to have her as an essential member of our talented finance team,” IDEX CEO and President Eric Ashleman said. Mr. Ashleman also thanked Bill, saying, “I hired Bill initially as my operating finance partner within a small piece of IDEX. Over almost twelve years of service, seven years as CFO, he has helped our broader team create tremendous value for stakeholders. Most importantly, he has led by example and built a high-performance finance organization grounded in our cultural values.” “As both a colleague and a friend, I wish him nothing but great things as he takes this next step in his career," Mr. Ashleman said. IDEX has begun a search to consider both internal and external candidates for the Chief Financial Officer role. About IDEX IDEX (NYSE: IEX) makes thousands of products and mission-critical components that improve everyday life all around you. If you enjoy chocolate, it quite possibly passed through a Viking® internal gear pump at the candy factory. If you were ever in a car accident, emergency workers may have used the Hurst Jaws of Life® rescue tool to save your life. If your doctor ordered a DNA test to predict your risk of disease or determine a course of treatment, the lab may have used equipment containing components made by IDEX Health & Science. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 50 diverse businesses around the world part of the IDEX family. With more than 8,500 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global company with over $3.1 billion in annual sales, committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX.” For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com. Investor Contact IDEX Corporation Allison Lausas Vice President and Chief Accounting Officer +1 847-498-7070 investorrelations@idexcorp.com Media Contact: IDEX Corporation Mark Spencer +1 847-457-3793 mdspencer@idexcorp.com